ADMINISTRATION AGREEMENT

       THIS ADMINISTRATION AGREEMENT is made as of March 1, 1998 (the "Agreement"), by and between FIRST DATA INVESTOR SERVICES GROUP, INC., a Massachusetts corporation ("FDISG"), and IBJ FUNDS TRUST, a Delaware business trust (the "Company").

       WHEREAS, the Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

       WHEREAS, the Company desires to retain FDISG to render certain administrative services with respect to each investment portfolio listed in Schedule A hereto, as the same may be amended from time to time by the parties hereto (collectively, the "Funds"), and FDISG is willing to render such services;

                                                    WITNESSETH:

       NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

       1. Appointment. The Company hereby appoints FDISG to act as Administrator of the Company on the terms set forth in this Agreement. FDISG accepts such appointment and agrees to render the services herein set forth for the compensation herein provided. In the event that the Company decides to retain FDISG to act as Administrator hereunder with respect to one or more portfolios other than the Funds, the Company shall notify FDISG in writing. If FDISG is willing to render such services, it shall notify the Company in writing whereupon such portfolio shall become a Fund hereunder.

       2. Delivery of Documents. The Company has furnished FDISG with copies properly certified or authenticated of each of the following:

               (a) Resolutions of the Company's Board of Trustees authorizing the appointment of FDISG to provide certain administrative services required by the Company for each Fund and approving this Agreement;

               (b) The Company's Declaration of Trust (the "Declaration of Trust") filed with the State of Delaware and all amendments thereto;

               (c) The Company's By-Laws and all amendments thereto (the "By-Laws");

               (d) The Investment Advisory Agreement between IBJ Schroder Bank & Trust Co. (the "Adviser") and the Company dated as of November 18, 1994, and all amendments thereto (the "Advisory Agreement");

               (e) The Custody Agreement between IBJ Schroder Bank & Trust Company (the "Custodian") and the Company dated as of November 18, 1994, and all amendments thereto (the "Custody Agreement");

     (f) The Transfer Agency and Registrar Agreement between First Data Investor Services Group, Inc. (the "Transfer Agent") and the Company dated as of March 1, 1998, and all amendments thereto;

     (g) The Distribution Agreement between First Data Distributors, Inc. (the "Distributor") and the
     Company dated as of March 1, 1998 and all amendments thereto (the "Distribution Agreement");

               (h) The Company's Registration Statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933 and under the 1940 Act (File Nos. 3383430 and 8118738), as declared effective by the Securities and Exchange Commission ("SEC") on November 9, 1994, relating to shares of the Company's Shares of beneficial interest, $0.001 par value per share, and all amendments thereto; and

                (i)  Each  Fund's  most  recent   prospectus  and  Statement  of
Additional Information and all amendments and supplements thereto (collectively, the "Prospectuses").

       The Company will furnish FDISG from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing. Furthermore, the Company will provide FDISG with any other documents that FDISG may reasonably request and will notify FDISG as soon as possible of any matter materially affecting the performance of FDISG of its services under this Agreement.

       3. Duties as Administrator. Subject to the supervision and direction of the Board of Trustees of the Company, FDISG, as Administrator, will assist in supervising various aspects of the Company's administrative operations and undertakes to perform the following specific services:

               (a) Maintaining office facilities (which may be in the offices of FDISG or a corporate affiliate) and furnishing corporate officers for the Company;

               (b) Performing the functions ordinarily performed by a mutual fund group's internal legal department as described in Schedule B to this Agreement, furnishing data processing services, clerical services, and executive and administrative services and standard stationery and office supplies in connection with the foregoing;

               (c)   Accounting   and   bookkeeping   services   (including  the
maintenance of such accounts, books and records of the Company as may be required by Section 31(a) of the 1940 Act and the rules thereunder);

               (d)   Internal auditing;

               (e) Performing all functions ordinarily performed by the office of a corporate treasurer, and furnishing the services and facilities ordinarily incident thereto, including calculating the net asset value of the shares in conformity with the fund(s) prospectus;

               (f) Preparing reports to the Company's shareholders of record and
the  SEC  including,   but  not  necessarily  limited  to,  Annual  Reports  and
Semi-Annual Reports on Form N-SAR;

               (g) Preparing and filing various reports or other documents required by federal, state and other applicable laws and regulations, other than those filed or required to be filed by the Adviser or Transfer Agent;

               (h)   Preparing and filing the Company's tax returns;

               (i) Assisting the Adviser, at the Adviser's request, in monitoring and developing compliance procedures for the Company which will include, among other matters, procedures to assist the Adviser in monitoring compliance with each Fund's investment objective, policies, restrictions, tax matters and applicable laws and regulations;

               (j) Monitoring each Fund's compliance with certain investment objectives, policies, restrictions, tax matters and applicable rules and regulations as described in the Compliance Matrix provided by FDISG to the Company;

              (k) Performing all functions ordinarily performed by the office of a corporate secretary, and furnishing the services and facilities incident thereto, including all functions pertaining to matters organic to the organization, existence and maintenance of the corporate franchise of the Company, including preparation for, conduct of, and recording trustees' meetings and shareholder meetings;

              (l)  Performing   "Blue  Sky"  compliance   functions,   including
maintaining notice filings, registrations or "Blue Chip" exemptions (if available) in all U.S. jurisdictions requested by the Company, monitoring sales of shares in all such jurisdictions and filing such additional notice or applying for such additional or amended registrations as may be reasonably anticipated to be necessary to permit continuous sales of the shares of the Funds in all such jurisdictions, filing sales literature and advertising materials to the extent required, with such Blue Sky authorities, and making and filing all other applications, reports, notices, documents and exhibits in connection with the foregoing;

              (m) Furnishing all other services identified on Schedule B annexed hereto and incorporated herein which are not otherwise specifically set forth above; and

              (n) FDISG agrees to provide the services set forth herein in accordance with performance standards annexed hereto as Exhibit 1 of Schedule B and incorporated herein (the "Performance Standards"). Such Performance
Standards may be amended from time to time upon written agreement by the parties.

       In performing its duties under this Agreement, FDISG: (a) will act in accordance with the Declaration of Trust, By-Laws, Prospectuses and with the instructions and directions of the Company and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations; and (b) will consult with legal counsel to the Company, as necessary and appropriate. Furthermore, FDISG shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Company or any of its Funds and shall not provide any investment advisory services to the Company or any of its Funds.

       4. Compensation and Allocation of Expenses. FDISG shall bear all expenses in connection with the performance of its services under this Agreement, except as indicated below.

               (a) FDISG will from time to time employ or associate with itself such person or persons as FDISG may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both FDISG and the Company. The compensation of such person or persons shall be paid by FDISG and no obligation shall be incurred on behalf of the Company in such respect.

               (b) FDISG shall not be required to pay any of the following expenses incurred by the Company: membership dues in the Investment Company Institute or any similar organization; investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage commissions; stock exchange listing fees; taxes and fees payable to Federal, state and other governmental agencies; fees of Trustees of the Company who are not affiliated with FDISG; outside auditing expenses; outside legal expenses; or other expenses not specified in this
Section 4 which may be properly payable by the Company.

               (c) The Company on behalf of each of the Funds will compensate FDISG for the performance of its obligations hereunder in accordance with the fees set forth in the written Fee Schedule annexed hereto as Schedule C and incorporated herein. Schedule C may be amended to add fee schedules for any additional Funds for which FDISG has been retained as Administrator.

               (d) The Company will compensate FDISG for its services rendered pursuant to this Agreement in accordance with the fees set forth above. Such fees do not include out-of-pocket disbursements of FDISG for which FDISG shall be entitled to bill separately. Out-of-pocket disbursements shall include the items specified in Schedule D annexed hereto and incorporated herein.

       5.      Limitation of Liability.

       (a) FDISG shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from FDISG's willful misfeasance, bad faith or negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof.

       (b) Each party shall have the duty to mitigate damages for which the other party may become responsible.

       (c) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY TO THIS AGREEMENT, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR CONSEQUENTIAL DAMAGES.

       6.      Indemnification.

               (a) The Company shall indemnify and hold FDISG harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against FDISG or for which FDISG may be held to be liable in connection with this Agreement or FDISG's performance hereunder (a "Claim"), unless such Claim resulted from a negligent act or omission to act or bad faith by FDISG in the performance of its duties hereunder.

               (b) FDISG shall indemnify and hold the Company harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against the Company or for which the Company may be held to be liable in connection with this Agreement (a "Claim"), provided that such Claim resulted from a negligent act or omission to act, bad faith, willful misfeasance or reckless disregard by FDISG in the performance of its duties hereunder.

               (c) In any case in which one party hereto (the "Indemnifying Party") may be asked to indemnify or hold the other party (the "Indemnified Party") harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by the Indemnified Party and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnified Party will not confess any Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent. The obligations of the parties hereto under this Section 6 shall survive the termination of this Agreement.

       7.      Termination of Agreement.

               (a) This Agreement shall be effective on the date first written above and shall continue for a period of five (5) years (the "Initial Term"), unless earlier terminated pursuant to the terms of this Agreement. Thereafter, this Agreement may be terminated at any time without penalty on sixty (60) days prior written notice.

               (b) This Agreement may be terminated by the Company prior to the expiration of the Initial Term in the event FDISG has failed to meet the Performance Standards, as set forth in Exhibit 1 to Schedule D, in three consecutive quarters. The Company will provide FDISG with sixty (60) days written notice after the third consecutive quarter of FDISG's failure to meet the Performance Standards if the Company intends to exercise this option under this Section 7(b). Notwithstanding the foregoing, the Company's right under this
Section 7(b) shall not be effective until ninety (90) days after FDISG has begun providing services under this Agreement. In the event that the Transfer Agency and Services Agreement dated March 1, 1998 (the "Transfer Ageny Agreement"), between FDISG and the Company is terminated by the Company because of a breach by FDISG of certain performance standards as provided in Section 13.3 of the Transfer Agency Agreement, this Agreement may be terminated by the Company upon sixty (60) prior written notice to FDISG.

               (c) In the event a termination notice is given by the Company, all reasonable expenses associated with movement of records and materials and conversion thereof ("Conversion Costs") will be borne by the Company; provided, however, that in the event that such termination notice is given as a result of a breach of the Performance Standards by FDISG with respect to the services to be provided under this Agreement as outlined in Section 7(b) of this Agreement or Section 13.3 of the Transfer Agency Agreement or a material breach by FDISG of its duties and obligations hereunder as outlined in Section 7(d) of this Agreement or Section 13.5 of the Transfer Agency Agreement, the Conversion Costs shall be payable by FDISG.

               (d) If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") resulting in a material loss to the other party, such other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. If FDISG is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of FDISG with respect to services performed prior to such termination or rights of FDISG to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

       8. Modifications and Waivers. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

       9. No Presumption Against Drafter. FDISG and the Company have jointly participated in the negotiation and drafting of this Agreement. The Agreement shall be construed as if drafted jointly by the Company and FDISG, and no presumptions arise favoring any party by virtue of the authorship of any provision of this Agreement.

       10. Publicity. Neither FDISG nor the Company shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements.

       11. Severability. The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

       13.     Miscellaneous.

               (a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Company or FDISG shall be sufficiently given if addressed to the party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                           To the Company:

                           IBJ Funds Trust
                           One State Street
                           New York, New York  10004
                           Attention:  President

                           with a copy to:

                           Baker & McKenzie
                           805 Third Avenue, 30th Floor
                           New York, New York 10022
                           Attention:

                           To FDISG:

                           First Data Investor Services Group, Inc.
                           4400 Computer Drive
                           Westborough, Massachusetts 01581
                           Attention:   President
                           with a copy to FDISG's General Counsel at the
 same address

               (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and is not intended to confer upon any other person any rights or remedies hereunder. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld. With the prior written consent of the Company, FDISG may engage subcontractors to perform any of the obligations contained in this Agreement to be performed by FDISG.

               (c) The laws of the State of New York, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this Agreement. All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of New York, and FDISG and the Company hereby submit themselves to the exclusive jurisdiction of those courts.

               (d) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

               (e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

               (f) The Company and FDISG agree that the obligations of the Company under the Agreement shall not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Company individually, but are binding only upon the assets and property of the Company, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Company, and signed by an authorized officer of the Company, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them or any shareholder of the Company individually or to impose any liability on any of them or any shareholder of the Company personally, but shall bind only the assets and property of the Company as provided in the Declaration of Trust.

       13.     Confidentiality.

               (a) The parties agree that the Proprietary Information (defined below) ("Confidential Information") are confidential information of the parties and their respective licensers. The Company and FDISG shall exercise reasonable care to safeguard the confidentiality of the Confidential Information of the other. The Company and FDISG may each use the Confidential Information only to exercise its rights or perform its duties under this Agreement. The Company and FDISG shall not sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. The Company and FDISG may, however, disclose Confidential Information to its employees who have a need to know the Confidential Information to perform work for the other, provided that each shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed by its employees in breach of this Agreement. The Company and FDISG may also disclose the Confidential Information to independent contractors, auditors and professional advisors and as legally required or requested by regulators. Notwithstanding the previous sentence, in no event shall either the Company or FDISG disclose the Confidential Information to any competitor of the other without specific, prior written consent.

               (b)   Proprietary Information means:

     (i) any data or information that is sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Company or FDISG, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

     (ii) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Company or FDISG a competitive advantage over its competitors; and

     (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

               (c) Confidential Information may be memorialized in, without limitation, documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes or models, and any other tangible manifestation of the foregoing of either party which now exist or come into the control or possession of the other.

               (d) Each party acknowledges that breach of the restrictions on use, dissemination or disclosure of any Confidential Information of the other party would result in immediate and irreparable harm, and money damages would be inadequate to compensate the other party for that harm. Each party shall be entitled to equitable relief, in addition to all other available remedies, to redress any such breach.

       14. Force Majeure. No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country, (iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes (whether or not the employees' demands are reasonable or within the party's power to satisfy); or (v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment, provided such party shall have had reasonable back-up equipment available. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for so long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

       15. Access to Books and Records. FDISG agrees to grant to the auditors and regulators of the Company the same access to the books and records of the Company held by FDISG as if such were held by the Company.

       16. Year 2000. FDISG warrants that all equipment and software provided by FDISG in connection with the services rendered hereunder includes or shall include design and performance capabilities so that prior to, during and after the calendar year 2000, they will not malfunction, produce invalid or incorrect results, or abnormally cease to function due solely to the year 2000 date change or any other problematic date, e.g. leap year, 9/9/1999. Such broader design and performance capabilities shall include, without limitation, the ability to recognize the century and manage and manipulate data involving dates, including single century and multi-century formulas and date values, without resulting in the generation of incorrect values involving such dates or causing an abnormal ending; date data interfaces with functionalities and data fields that indicate the century; and date-related functions that indicate the century. FDISG shall upon request from time to time provide a status of the progress regarding this provision.

       17. Entire Agreement. This Agreement, including all Schedules hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof.

       IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.


                           FIRST DATA INVESTOR SERVICES GROUP, INC.


                           By:

                           Name:

                           Title:


                           IBJ FUNDS TRUST

                           By:

                           Name:

                           Title:

                                                    SCHEDULE A

                                           The Reserve Money Market Fund
                                            The Core Fixed Income Fund
                                               The Core Equity Fund
                                           The Blended Total Return Fund

                                                    SCHEDULE B

                                    Fund Accounting and Administrative Services

Routine Projects
o Daily, Weekly, and Monthly Reporting o Portfolio and General Ledger Accounting
o Daily Pricing of all Securities o Daily Valuation and NAV Calculation o Comparison of NAV to market movement o Review of price tolerance/fluctuation report
o   Research items appearing on the price exception report
o Weekly cost monitoring along with marked-to-market valuations in accordance with Rule 2a7
o   Preparation of monthly ex-dividend monitor
o   Daily cash reconciliation with the custodian bank
o   Daily updating of price and rate information to the Transfer
 Agent/Insurance Agent
o   Daily support and report delivery to Portfolio Management
o   Daily calculation of fund advisor fees and waivers
o   Daily calculation of distribution rates
o   Daily maintenance of each fund's general ledger including expense accruals
o   Daily price notification to other vendors as required
o   Calculation of 30-day adjusted SEC yields
o   Preparation of month-end reconciliation package
o   Monthly reconciliation of Fund expense records
o   Preparation of monthly pay down gain/loss summaries
o   Preparation of all annual and semi-annual audit work papers
o   Preparation and Printing of Financial Statements
o   Providing Shareholder Tax Information to Transfer Agent
o   Producing Drafts of IRS and State Tax Returns
o   Treasury Services including:
         Provide Officer for the Fund
         Expense Accrual Monitoring
         Determination of Dividends
         Prepare materials for review by the Board, e.g., 2a-7,10f-3, 17a-7, 17e-1, Rule 144a Tax and Financial Counsel
o   Monthly Compliance Testing including Section 817H

                             Legal, Regulatory and Board of Trustees Support

Routine Legal Services

Corporate Secretarial
o Assist in maintaining corporate records and good standing status of Fund in its state of organization o Provide Secretary/Assistant Secretary for Fund o Develop and maintain calendar of annual and quarterly board approvals and regulatory filings o Prepare notice, agenda, memoranda, resolutions and background materials for legal approval at quarterly and special board meetings; attend meetings; make presentations where appropriate; prepare minutes; follow up on issues

Regulatory/Filings
o Prepare and file annual Post-Effective Amendment o Assist in preparation of Fund Registration Statement o Prepare and file Rule 24f-2 and Rule 24e-2 Notices
o Prepare and file proxy materials (including merger documents) (one in a two year period) o Review and file Form N-SAR o Review and file Annual and Semi-Annual Financial Reports o Prepare prospectus supplements as needed

     Miscellaneous Routine Legal Services o Communicate significant regulatory or legislative developments to Fund management and directors and provide related planning assistance where needed o Consult with Fund management regarding portfolio compliance and Fund corporate and regulatory issues as needed o Maintain effective communication with outside counsel and counsel for IBJ Schroder Bank and Trust Company and review legal bills of outside counsel o Coordinate the printing and mailing process with outside printers for all shareholder publications o Assist in managing SEC audits of Funds o Review sales material and advertising for Fund SEC and NASD compliance o Assist in conversion Coordinate time and responsibility schedules Draft notice, agenda, memoranda, resolutions and background materials for board approval o Assist in new fund start-up (to the extent requested) Coordinate time and responsibility schedules Prepare Fund corporate documents (MTA/by-laws) Draft/file registration statement (including investment objectives/policies and prospectuses) Respond to and negotiate SEC comments Draft notice, agenda and resolutions for organizational meeting; attend board meeting; make presentations where appropriate; prepare minutes and follow up on issues o Arrange D&O/E&O insurance and fidelity bond coverage for Fund o Assist in monitoring Fund Code of Ethics reporting and provide such reports to Adviser o Assist in developing compliance guidelines and procedures to improve overall compliance by Fund and service providers o Prepare notice, agenda, memoranda and background materials for special board meetings, make presentations where appropriate, prepare minutes and follow up on issues o Prepare PEA for special purposes (e.g., new funds or classes, changes in advisory relationships, mergers, restructurings) o Prepare special prospectus supplements where needed o Assist in preparation of exemptive order applications (one per year)

                                              Exhibit 1 to Schedule B

                                               Performance Standards

         Pursuant to Section 3(n) of this Agreement, FDISG has agreed to perform the services described in this Agreement in accordance with the Performance Standards set forth in this Exhibit 1 to Schedule B. The parties agree that the measurement of the Performance Standards will not begin until ninety (90) days after FDISG has begun providing services under this Agreement. The parties agree that each quarterly period, as described below, will be measured on a rolling three calendar month period. The parties agree that such Performance Standards, which are described below, may be revised from time to time upon the mutual agreement of the parties. The parties agree that any new Funds that may be added to the Company from time to time will be entitled to similar Performance Standards and measuring periods.

         (a) In the event that FDISG fails to meet a particular Performance Standard category in any particular quarter, the Company will provide FDISG with written notice of such failure, and FDISG agrees to take appropriate prompt corrective action.

         (b) In the event that FDISG fails to meet a particular Performance Standard category (except for any failure due to circumstances beyond its control) in two (2) consecutive quarters, the fee payable to FDISG hereunder for such service shall be reduced by ten percent (10%) for the second of those two quarters.

         (c) In the event that FDISG fails to meet a particular Performance Standard category (except for any failure due to circumstances beyond its control) for any three (3) consecutive quarters, the Company shall have the right to terminate this Agreement upon sixty (60) days' written notice to FDISG.

         (d) Compliance with the Performance Standards shall be measured quarterly based on the average performance during that quarter. In the event that the number of Funds shall increase to five (5), compliance with the Performance Standards shall then be measured monthly based on the average performance during that month, except with respect to those services which are provided only on a quarterly basis. A month shall be defined as a calendar month.

         (e) The Performance Standards shall be as follows:

                                                   SEE ATTACHED

                                                    SCHEDULE C

                                                   FEE SCHEDULE

       For the services to be rendered, the facilities to be furnished and the payments to be made by FDISG, as provided for in this Agreement, the Company, on behalf of each Fund, will pay FDISG on the first business day of each month a fee for the previous month at the rates listed below. The fee for the period from the effective date of this Agreement to the end of such month shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

Fund Accounting Services:

       $35,000 per Fund per annum
       $5,000 per class per annum for each class in excess of one class

Fund Administration Services:

       Aggregate Assets                                                Fee
       Less than $500 million                                          0.15%
       $500 million to $1 billion                                      0.10%
       Greater than $1 billion                                         0.075%

               FDISG shall be entitled to collect all out-of-pocket fees described in Schedule D.

                                   SCHEDULE D

                                              OUT-OF-POCKET EXPENSES


Out-of-pocket expenses include the following:

         - Postage of Board meeting materials and other materials to the Company's Board members and service providers (including overnight or other courier services)
         - Telecommunications charges (including FAX) with respect to communications with the Company's directors, officers and service
                  providers
         - Duplicating charges with respect to filings with federal and state authorities and Board meeting materials
         -        Courier services
         -        Pricing services
         - Forms and supplies for the preparation of Board meetings and other materials for the Company
         -        Vendor set-up charges for Blue Sky services
         -        Customized programming requests
         -        Such other expenses as are agreed to by FDISG and the Company